Exhibit 99.1

CareDx Announces Repurchase of 5% of Outstanding Shares

Board of Directors Authorizes New $50 Million Share Repurchase Program

BRISBANE, Calif. - CareDx, Inc. (Nasdaq: CDNA), – The Transplant Company™ – a leading precision medicine company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers, today announced that it has completed the repurchase of $50 million of its common stock representing approximately 5% of outstanding shares.

The share repurchase follows the completion of the company’s seventh consecutive quarter of testing services volume growth and a first-quarter total revenue of $84.7 million, representing 18% year-over-year growth. CareDx ended the first quarter with $231 million in cash, cash equivalents, marketable securities, and no debt.

“The investments we have made in our commercial organization and operational infrastructure are translating into growth. We saw a clear opportunity to return value to our shareholders at our current price without disrupting the ongoing development of our innovation pipeline,” said John W. Hanna, President and CEO of CareDx. “I continue to have confidence in our ability to drive profitable growth and achieve our long term plan of $500 million in revenue and 20% adjusted EBITA in 2027.”

Following the completion of the program, the Company’s Board of Directors authorized a new share repurchase program of up to $50 million of the Company’s outstanding common stock over the next 24 months. Repurchases under the new program may be made at the Company’s discretion in open market purchases, privately negotiated transactions, or through other means, in accordance with applicable laws and regulations. The timing and actual number of shares repurchased will depend on a variety of factors, including price, market conditions, and other considerations.

About CareDx – The Transplant Company

CareDx, Inc., headquartered in Brisbane, California, is a leading precision medicine solutions company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers. CareDx offers testing services, products, and digital healthcare solutions along the pre- and post-transplant patient journey and is the leading provider of genomics-based information for transplant patients. For more information, please visit www.caredx.com.

Forward Looking Statements

This press release includes forward-looking statements related to CareDx, Inc., including statements regarding the anticipated repurchase of the Company’s common stock and its expected impact. These forward-looking statements are based upon information that is currently available to CareDx and its current expectations, speak only as of the date hereof, and are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including general economic and market factors; and other risks discussed in CareDx’s filings with the SEC. Please refer to CareDx’s filings with the SEC for a full discussion of potential risks.